Exhibit (a)(i)

KBS REAL ESTATE INVESTMENT TRUST III, INC.

OFFER TO PURCHASE UP TO 33,849,130 SHARES OF

ITS OUTSTANDING COMMON STOCK,

OR APPROXIMATELY $350 MILLION OF SHARES,

AT A PURCHASE PRICE OF $10.34 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT MIDNIGHT EASTERN TIME, JULY 1, 2021,

UNLESS EXTENDED OR WITHDRAWN

Dear Stockholder:

KBS Real Estate Investment Trust III, Inc. (the “Company,” “we” or “our”) is offering to purchase up to 33,849,130 shares of the Company’s common stock, par value $0.01 per share (“Shares”), for cash at a purchase price equal to $10.34 per Share (the “Purchase Price”), or approximately $350 million of Shares, on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal and the related Instructions to the Letter of Transmittal (the “Instructions”). This Offer to Purchase and the Letter of Transmittal, including the Instructions, constitute the “Offer.”

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at midnight Eastern Time, on Thursday, July 1, 2021 (the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares.

Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “The Offer – Section 2 – Procedures for Tendering Shares” below. Stockholders not interested in tendering any of their Shares need not take any action.

Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 33,849,130 Shares are properly tendered and not properly withdrawn. Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

The Purchase Price is 96% of $10.77, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on May 13, 2021, and was based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of March 31, 2021, with the exception of adjustments to the Company’s net asset value to give effect to the change in the estimated value of the Company’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of April 29, 2021.

For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 14, 2021, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsreitiii.com. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets, the real estate and finance markets and due to other factors. As such, the estimated value per share does not take into account developments in the Company’s portfolio since May 13, 2021. In particular, the outbreak of COVID-19, together with the resulting measures imposed to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, restrictions on businesses and school closures, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of the Company’s tenants, directly or indirectly. While the Company has considered the impact from COVID-19 on its May 13, 2021 estimated value per share, the extent to which the Company’s business, financial condition, results of operations and cash flows may be affected by COVID-19 depends on future developments with respect to the continued spread and treatment of the virus, the various measures imposed to help control the spread of the virus and the corresponding economic slowdown, and any long-term impact of this situation, even after an economic rebound, remains unclear.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million Shares.

While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsreitiii.com, consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

No person has been authorized to make any recommendation on behalf of the Company, our board of directors, or DST Systems, Inc., as the Depositary, Paying Agent or Information Agent, or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to DST Systems, Inc., the information agent for the Offer (the “Information Agent”), by telephone toll free at 844-253-1478. Representatives are available Monday to Friday from 8:00 a.m. to 6:00 p.m. Eastern Time, excluding NYSE holidays and early market closures.

June 4, 2021

KBS REAL ESTATE INVESTMENT TRUST III, INC.

TABLE OF CONTENTS

		PAGE NUMBER

SUMMARY TERM SHEET		4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		13

THE OFFER		15

1.	Price; Number of Shares; Expiration Date; Proration	15

2.	Procedures for Tendering Shares	17

3.	Amount of Tenders	19

4.	Withdrawal Rights	19

5.	Purchase and Payment for Tendered Shares	19

6.	Conditions of the Offer	20

7.	Extension of the Offer; Termination; Amendment	22

8.	Purpose of the Offer; Certain Effects of the Offer; Accounting Treatment	23

9.	Treatment of Fractional Shares	24

10.	Use of Securities Acquired	24

11.	Plans and Proposals	24

12.	Source and Amount of Funds	25

13.	Certain Information About the Company	27

14.	Additional Information	32

15.	Certain Legal Matters; Regulatory Approvals	32

16.	Material U.S. Income Tax Consequences	32

17.	Recommendation	35

18.	Miscellaneous	35

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to KBS Real Estate Investment Trust III, Inc., a Maryland corporation.

Who is offering to purchase my Shares?

KBS Real Estate Investment Trust III, Inc., a Maryland corporation, is offering to purchase your Shares. We are an externally managed real estate investment trust, or “REIT.” We have invested in a diverse portfolio of real estate investments. As of June 3, 2021, we owned 17 office properties and one mixed-use office/retail property. In addition, as of June 3, 2021, we owned an investment in the equity securities of Prime US REIT, a Singapore real estate investment trust (the “SREIT”). See “The Offer—Section 13” for additional information regarding the Company.

What is the purpose of the Offer?

The Offer is designed to provide limited liquidity to holders of Shares for which there is no current public market. Historically, our board of directors offered limited liquidity to holders of Shares under our share redemption program. However, our current share redemption program limits the number of Shares we may redeem under the share redemption program during any calendar year, so our board of directors has decided to conduct the Offer to provide our stockholders with additional liquidity that is in excess of that permitted under our share redemption program.

In December 2019, our board of directors determined to suspend Ordinary Redemptions (defined below) under our share redemption program and Ordinary Redemptions under the share redemption program have remained suspended as we navigate through the impact of the COVID-19 pandemic. Ordinary Redemptions are all redemptions other than those that qualify for the special provisions for redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” (each as defined in the share redemption program and, together, “Special Redemptions”). During the suspension of Ordinary Redemptions, no Ordinary Redemption requests have been or will be accepted under the share redemption program. Further, Special Redemptions under the share redemption program have been suspended for the June 30, 2021 redemption date, meaning no Special Redemptions will be made under the share redemption program in June 2021. During the suspension of Special Redemptions, no requests have been or will be accepted under the share redemption program. See below and “The Offer – Section 13” for additional information regarding the share redemption program.

May I tender Shares in this Offer for which I have requested or plan to request redemption under the Company’s share redemption program?

Yes. Our board of directors has suspended all redemptions under the share redemption program through June 2021, meaning no redemptions have been or will be made under the share redemption program during June 2021. In connection with the suspension of Ordinary Redemptions in December 2019, we cancelled all outstanding Ordinary Redemption requests under the share redemption program. In June 2021, we cancelled all outstanding Special Redemption requests under the share redemption program. We will not accept any redemption requests under the share redemption program until the completion of the Offer. See “Will the Company resume redemptions under the share redemption program after the Offer expires and on what terms?” below and “The Offer – Section 13” for additional information regarding the share redemption program.

Will the share redemption program remain open during this tender offer for Special Redemption requests in the event of a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”?

No. No redemptions will be processed through June 2021 (including Special Redemptions following a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”), and we will not accept any redemption requests under the share redemption program until the completion of the Offer.

Is the Purchase Price in this Offer higher in the event of a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”?

No. The Purchase Price in the Offer is the same for all stockholders, regardless of their individual circumstances, and is equal to 96% of the most recent estimated value per share of the Company’s common stock. We note that under the share redemption program the current redemption price for Special Redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” is equal to the most recent estimated value per share of the Company’s common stock.

Will the Company resume redemptions under the share redemption program after the Offer expires and on what terms?

Redemptions under the share redemption program are expected to resume on the last business day of July 2021. If you would like to submit a redemption request under the share redemption program, you may do so after the Offer expires. After the completion of this Offer, we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions (redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”) would remain at the most recent estimated value per share of the Company’s common stock, and we would continue to provide reserve funding for Special Redemptions. However, in its sole discretion, our board of directors could amend, further suspend, or terminate our share redemption program upon ten business days’ notice. See “The Offer – Section 13” for additional information regarding the share redemption program.

What will be the effects of the Offer?

The purchase of Shares pursuant to the Offer will have the following effects:

•

Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments or special distributions to stockholders, and will increase our leverage and our interest expense as we intend to finance a significant portion of the Offer with borrowings. Assuming that we do not increase the number of Shares accepted for payment and the Offer is fully subscribed, after payment of the Purchase Price for the Shares in the Offer, we expect that our borrowings and other liabilities would be approximately 58% of both the cost (before deducting depreciation and other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively (which is consistent with our target debt financing and other liabilities of between 45% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves)).

•

Because the Purchase Price is lower than our most recent estimated value per share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our net asset value for remaining stockholders. This positive impact may result in slightly better overall total stockholder returns for remaining stockholders, while those stockholders will also bear the attendant risks associated with owning Shares.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•

Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay and any future increases in the value of the Shares.

Our purchase of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer - Section 8.”

What is the most recent estimated value per share of the Company’s common stock?

Because there is no public trading market for the Shares, we cannot provide a market price for the Shares. The Purchase Price is 96% of $10.77, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by our board of directors on May 13, 2021, and was based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding, all as of March 31, 2021, with the exception of adjustments to our net asset value to give effect to the change in the estimated value of our investment in units of the SREIT (SGX-ST Ticker: OXMU) as of April 29, 2021.

For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the estimated value per share, see our Current Report on Form 8-K filed with the SEC on May 14, 2021, which is incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsreitiii.com. The value of our shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in our portfolio and the management of those assets, the real estate and finance markets and due to other factors. As such, the estimated value per share does not take into account developments in our portfolio since May 13, 2021. In particular, the outbreak of COVID-19, together with the resulting measures imposed to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, restrictions on businesses and school closures, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of our tenants, directly or indirectly. While we have considered the impact from

COVID-19 on our May 13, 2021 estimated value per share, the extent to which our business, financial condition, results of operations and cash flows may be affected by COVID-19 depends on future developments with respect to the continued spread and treatment of the virus, the various measures imposed to help control the spread of the virus and the corresponding economic slowdown, and any long-term impact of this situation, even after an economic rebound, remains unclear.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay. See “The Offer - Section 13.”

How many Shares will the Company purchase? What will be the form of payment?

We are offering to purchase for cash up to 33,849,130 Shares at a purchase price equal to $10.34 per Share, or approximately $350 million of Shares, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described in “The Offer – Section 1”).

We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to prorate, however, we expect it may take at least six business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST Systems, Inc. (“DST”), the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the value and number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See “The Offer - Section 1” and “- Section 2.”

How was the offer size and Purchase Price determined?

We determined the size of the Offer based on discussions between our management and our board of directors. One of the Company’s key objectives is to provide enhanced liquidity for our stockholders. In evaluating the size of the Offer, our management and our board of directors considered many factors with this objective in mind, including the Company’s available liquidity, the amount of time Ordinary Redemptions have been suspended under our share redemption program and the liquidity needs of our stockholders.

The Purchase Price is $10.34 per Share, which is 96% of the most recent estimated value per share of the Company’s common stock. This discount to the estimated value per share is based on the estimated fees and expenses that would be incurred in a sale of our real estate portfolio and the liquidation of the Company.

If I tender my Shares, and the Company accepts the Shares I tender, will I receive distributions accrued before my Shares are accepted?

Yes, you will be entitled to receive any distributions that accrue prior to the date on which Shares are accepted for payment pursuant to the Offer. Thus, for Shares validly tendered, distributions will cease to accrue on the date that such Shares are purchased through the Offer. Shares purchased in the Offer will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders with a record date prior to the date that we accept those Shares for payment. Distributions will continue to accrue in accordance with current practice for Shares not tendered or not accepted for purchase.

What if I participate in the Company’s dividend reinvestment plan and want to tender all of my Shares?

If you are a participant in the Company’s dividend reinvestment plan, any Shares you receive through the dividend reinvestment plan prior to the Expiration Date will be tendered if you indicate on the Letter of Transmittal that you elect to tender ALL of your Shares and we accept all of your Shares for payment in the Offer.

If you are a participant in the dividend reinvestment plan, you tender ALL of your Shares, and we accept all of such Shares for payment, any distributions that (i) have not been received as of the Expiration Date and (ii) are accrued on such

Shares through the date we accept the Shares for payment, will be made in cash. If you are a participant in the dividend reinvestment plan and we do not accept all of your Shares for payment, distributions that are accrued on any of your Shares during the term of the Offer, including tendered Shares that are accepted by us for payment, will be reinvested in Shares pursuant to the dividend reinvestment plan.

Note that even if you tender all of your Shares, we may not accept all of them for payment. If the Offer is oversubscribed, we will prorate the number of Shares we purchase from tendering stockholders (other than stockholders who receive “odd lot” priority treatment).

What if I participate in the Company’s dividend reinvestment plan and do not want to tender Shares I may receive in the dividend reinvestment plan?

If you do not want to tender any Shares that you may receive through the dividend reinvestment plan prior to the Expiration Date, then you should tender less than all of your Shares on the Letter of Transmittal by writing in a number of Shares that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.

What if stockholders tender more than 33,849,130 Shares?

If more than 33,849,130 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•	First, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares) who tenders all of that holder’s Shares; and

•

Second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million Shares.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder, the number of Shares that we purchase from you will be prorated.

If we are required to prorate, we will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 33,849,130 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from odd lot holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). The number of Shares accepted for purchase for each stockholder (other than odd lot holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least six business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the stockholder and, therefore, may be relevant to that stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See “The Offer - Section 1” and “ —Section 16.”

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate (including Shares held through separate accounts), you will not be subject to proration if: (1) you properly tender all of these Shares, (2) you do not properly withdraw them before the Expiration Date, and (3) you complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot Certification Form. See “The Offer - Section 1.”

How do I tender Shares?

If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to DST in its capacity as the Depositary by one of the permitted methods of delivery listed on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and provide proper evidence satisfactory to the Depositary of their authority to act.

If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures, including any paperwork requirement and earlier deadline requirement they may have for accepting and submitting the Offer on your behalf. You must not deliver the Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal on your behalf.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Time on the Expiration Date. See “The Offer - Section 2.”

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company and DST will attempt to give notice of any defects or irregularities in tenders, provided, however, neither the Company, DST nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be by attempting to contact the stockholder by telephone at the number provided by the stockholder on the Letter of Transmittal. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully read and complete their tender materials and submit them as early as possible after they have considered the information in this Offer to Purchase, so that they will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See “The Offer - Section 2.”

What will happen to my fractional Shares in connection with the Offer?

If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an odd lot holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share. See “The Offer - Section 9.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and your Shares are tendered on your behalf, they may charge you a fee for doing so. We urge you to consult with your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See “The Offer - Section 6” and “- Section 15.”

Must I tender all of my Shares to participate in the Offer?

No. Subject to the conditions described herein for odd lot holders, you may tender all of your Shares, a portion of your Shares or none of your Shares. See “The Offer - Section 3.”

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires on the Expiration Date, which is July 1, 2021 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration

Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See “The Offer—Section 1” and “- Section 7.”

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See “The Offer - Section 16.”

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time prior to midnight Eastern Time, the Expiration Time, on the Expiration Date, which is July 1, 2021 unless extended by us. Stockholders may also withdraw Shares tendered at any time on or after July 30, 2021, if their Shares have not been accepted for payment prior to that time. To withdraw your tendered Shares, you must either (i) call 844-253-1478 (representatives are available Monday to Friday from 8:00 a.m. to 6:00 p.m. Eastern Time, excluding NYSE holidays and early market closures), or (ii) properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary by U.S. mail or by overnight delivery to the address listed on the “Important Instructions and Information” page of the Letter of Transmittal. Withdrawals Letters that do not require signature guarantees may also be emailed or faxed. See “The Offer - Section 4.”

How will the Company pay for the Shares?

Assuming that we purchase 33,849,130 Shares at $10.34 per Share, the value of Shares purchased in the Offer will be approximately $350 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $38.4 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $350.5 million. Depending upon how many Shares are tendered and the aggregate Purchase Price of the Shares purchased, we intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash on hand of up to approximately $100.5 million and by drawing on two of our existing credit facilities in an aggregate amount of up to $250 million. If we choose to exercise our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares as described above, we intend to fund this amount by additional drawings on these two existing credit facilities. As of June 1, 2021, we had $322 million of revolving debt available under our credit facilities, pursuant to the terms and conditions set forth in the loan agreements. Assuming that we do not increase the number of Shares accepted for payment and the Offer is fully subscribed, after payment of the Purchase Price for the Shares in the Offer, we expect that our borrowings and other liabilities would be approximately 58% of both the cost (before deducting depreciation and other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively (which is consistent with our target debt financing and other liabilities of between 45% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves)). See “The Offer – Section 12.”

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased, and to the extent of our use of cash on hand and borrowings to fund the Purchase Price, the Offer will result in a corresponding reduction in available cash on hand and corresponding increase in our indebtedness in an amount equal to that drawn on our credit facilities. See “The Offer – Section 12.”

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•

there shall not be threatened or pending, nor shall we have received notice of, any action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

º

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

º

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

º	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

º	materially impairs the contemplated benefits to us of the Offer;

•

no change in the general political, market, economic or financial conditions, domestically or internationally, that in our reasonable judgement, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer, including, but not limited to, the following:

º	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

º	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

º

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States (which, for the avoidance of doubt, excludes the current state of the ongoing COVID-19 pandemic);

º

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

º

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer; or

º	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we have not learned that:

º

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

º

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

º

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

º	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

º	could be expected to prohibit, restrict or delay consummation of the Offer;

º

could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

º	materially impairs the contemplated benefits to us of the Offer;

•

no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects that, in our reasonable judgment, could be expected to materially and adversely affect the Company, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer;

•

no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4”, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. The Offer is not conditioned on any minimum number of Shares being tendered.

May you amend or terminate the Offer?

Yes, subject to applicable rules and regulations of the SEC, we may amend the Offer in our sole discretion or terminate the Offer if one of the Offer conditions is neither satisfied nor waived. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See “The Offer - Section 6” and “- Section 7.”

Does the Company have any plans or proposals I should consider in connection with the Offer?

As the global impact of the COVID-19 pandemic continues to evolve, severely impacting global economic activity and causing volatility in the financial markets, including the U.S. real estate office market and the industries of our tenants, our conflicts committee and our board of directors continue to re-evaluate various alternatives available to us, including whether or not to convert to an “NAV REIT.” Our conflicts committee and board of directors remain focused on providing stable distributions and enhanced liquidity to stockholders. In the near term, while our conflicts committee and board of directors explore alternatives available to us, we may market certain of our assets for sale. After the completion of this Offer, we intend to resume redemptions under our share redemption program and we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions (redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”) would remain at the most recent estimated value per share of the Company’s common stock, and we would continue to provide reserve funding for Special Redemptions.

Based on our assessment of alternatives available to us, market conditions and our further assessment of our capital raising prospects, our conflicts committee and board of directors may conclude that it would be in the best interest of our stockholders to (i) convert to an “NAV REIT,” (ii) continue to operate as a going concern under our current business plan, or (iii) adopt a plan of liquidation that would involve the sale of our remaining assets (in which event such plan would be presented to stockholders for approval). There is no assurance that any alternative being considered by our board of directors will provide a return to stockholders that equals or exceeds the Company’s estimated value per share as of May 13, 2021, and although we remain focused on providing enhanced liquidity to stockholders while maximizing returns to stockholders, we can provide no assurances in this regard. We also can provide no assurances as to whether or when any alternative being considered by our board of directors will be consummated.

For more information, see “The Offer – Section 11” and “– Section 13.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Offer contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not statements of historical fact. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions, including the fulfillment of the conditions to this Offer, that make the future difficult to predict. Actual results may not conform to, and may differ materially from, our expectations, intentions and predictions. We describe risks, uncertainties and assumptions that could affect our ability to execute our strategy, our future financial condition and the outcome or results of our operations in the “Risk Factors” sections of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsreitiii.com.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of the respective dates on which they were made. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements.

The following are some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements. You should interpret many of the risks identified below and under the “Risk Factors” sections of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.

•

The COVID-19 pandemic, together with the resulting measures imposed to help control the spread of the virus, has had a negative impact on the economy and business activity globally. The extent to which the COVID-19 pandemic impacts our operations and those of our tenants and our investment in the SREIT depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

•	We are dependent on KBS Capital Advisors LLC, our external advisor (“KBS Capital Advisors”), to conduct our operations.

•

All of our executive officers, our affiliated director and other key professionals are also officers, affiliated directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor and/or other KBS-affiliated entities. As a result, these individuals, our advisor and its affiliates face conflicts of interest, including conflicts created by our advisor’s and its affiliates’ compensation arrangements with us and other KBS programs and investors and conflicts in allocating time among us and these other programs and investors. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

•

Because investment opportunities that are suitable for us may also be suitable for other KBS programs or investors, our advisor and its affiliates face conflicts of interest relating to the purchase of investments.

•

Our advisor and its affiliates currently receive fees in connection with transactions involving the purchase or origination, management and disposition of our investments. Acquisition and asset management fees are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. Under our current advisory agreement, we may also pay significant fees in the event of our liquidation or listing. Although most of the fees payable upon our liquidation or listing are contingent on our stockholders first enjoying agreed-upon investment returns, the investment return thresholds may be reduced subject to approval by our conflicts committee and our charter limitations. These payments increase the risk that our stockholders will not earn a profit on their investment in us and increase the risk of loss to our stockholders.

•

We cannot guarantee that we will pay distributions. We have and may in the future fund distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds. We have no limits on the amounts we may pay from such sources.

•

We may incur debt until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves), and we may exceed this limit with the approval of the conflicts committee of our board of directors. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of an investment in us.

•

We depend on tenants for the revenue generated by our real estate investments. Revenues from our properties could decrease due to a reduction in occupancy (caused by factors including, but not limited to, tenant defaults, tenant insolvency, early termination of tenant leases and non-renewal of existing tenant leases), rent deferrals or abatements, tenants becoming unable to pay their rent and/or lower rental rates, making it more difficult for us to meet our debt service obligations and limiting our ability to pay distributions to our stockholders. Since March 2020, we have granted rent relief to a number of tenants as a result of the COVID-19 pandemic, and these tenants or additional tenants may request rent relief in future periods or become unable to pay rent.

•

Our significant investment in the equity securities of the SREIT, a traded Singapore real estate investment trust, is subject to the risks associated with real estate investments as well as the risks inherent in investing in traded securities, including, in this instance, risks related to the quantity of units held by us relative to the trading volume of the units. The COVID-19 pandemic has caused significant negative pressure in the financial markets. From March 2020 through May 2021, the trading price of the common units of the SREIT has experienced substantial volatility.

•

We cannot predict with any certainty how much, if any, of our dividend reinvestment plan proceeds will be available for general corporate purposes. If such funds are not available, we may have to use a greater proportion of our cash flow from operations to meet cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.

•	Disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to stockholders.

•

As the global impact of the COVID-19 pandemic continues to evolve, severely impacting global economic activity and causing volatility in the financial markets, including the U.S. real estate office market and the industries of our tenants, our conflicts committee and our board of directors continue to re-evaluate various alternatives available to us. There is no assurance that any alternative being considered by our board of directors will provide a return to stockholders that equals or exceeds the Company’s estimated value per share as of May 13, 2021, and although we remain focused on providing enhanced liquidity to stockholders while maximizing returns to stockholders, we can provide no assurances in this regard. We also can provide no assurances as to whether or when any alternative being considered by our board of directors will be consummated.

•

Our charter does not require us to liquidate our assets and dissolve by a specified date, nor does our charter require our directors to list our shares for trading by a specified date. No public market currently exists for our shares of common stock. There are limits on the ownership and transferability of our shares. Our shares cannot be readily sold and, if our stockholders are able to sell their shares, they would likely have to sell them at a substantial discount.

•

We cannot predict future redemption demand with any certainty. If future redemption requests exceed the redemption limitations under our share redemption program, the number of rejected redemption or repurchase requests will increase over time.

THE OFFER

1.	Price; Number of Shares; Expiration Date; Proration

The Offer is designed to provide limited liquidity to holders of Shares for which there is no current public market. Historically, our board of directors offered limited liquidity to holders of Shares under our share redemption program; however, our current share redemption program limits the number of Shares we may redeem during any calendar year and Ordinary Redemptions under our share redemption program have been suspended since December 2019. In order to provide our stockholders with additional liquidity that is in excess of that permitted under our share redemption program, our board of directors has decided to conduct the Offer.

Subject to the terms and conditions of the Offer, we will purchase for cash up to 33,849,130 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price equal to $10.34 per Share, or approximately $350 million of Shares. We reserve the right to extend the Offer (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million Shares.

The Purchase Price is 96% of $10.77, which is the most recent estimated value per share of our common stock. This estimated value was approved by our board of directors on May 13, 2021, and was based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding, all as of March 31, 2021, with the exception of adjustments to our net asset value to give effect to the change in the estimated value of our investment in units of the SREIT (SGX-ST Ticker: OXMU) as of April 29, 2021.

For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the estimated value per share, see our Current Report on Form 8-K filed with the SEC on May 14, 2021, which is incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsreitiii.com. The value of our shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in our portfolio and the management of those assets, the real estate and finance markets and due to other factors. As such, the estimated value per share does not take into account developments in our portfolio since May 13, 2021. In particular, the outbreak of COVID-19, together with the resulting measures imposed to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, restrictions on businesses and school closures, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of our tenants, directly or indirectly. While we have considered the impact from COVID-19 on our May 13, 2021 estimated value per share, the extent to which our business, financial condition, results of operations and cash flows may be affected by COVID-19 depends on future developments with respect to the continued spread and treatment of the virus, the various measures imposed to help control the spread of the virus and the corresponding economic slowdown, and any long-term impact of this situation, even after an economic rebound, remains unclear.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Because of the “odd lot” priority and proration provisions described herein, all Shares properly tendered and not properly withdrawn may not be purchased if more than 33,849,130 Shares are properly tendered and not properly withdrawn. As of June 1, 2021, there were 185,890,203 Shares issued and outstanding. The Shares are not listed on a national securities exchange.

If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and provide proper evidence satisfactory to the Depositary of their authority to act.

While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website,

www.kbsreitiii.com, consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (i) increase or decrease the purchase price for the Shares in the Offer, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the adjustment, increase or decrease is first published, sent or given.

Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided tendering stockholder(s) will be entitled to receive any distributions that accrue prior to the date on which Shares are accepted for payment pursuant to the Offer. Thus, for Shares validly tendered, distributions will cease to accrue on the date that such Shares are purchased through the Offer. Shares purchased in the Offer will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders with a record date prior to the date that we accept those Shares for payment. Distributions will continue to accrue in accordance with current practice for Shares not tendered or not accepted for purchase.

Priority of Purchases.

Upon the terms and subject to the conditions of the Offer, if more than 33,849,130 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will:

•

First, purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (1) properly completes and submits the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase, and (2) properly tenders all Shares owned beneficially or of record (including shares held through separate accounts) by the Odd Lot Holder and does not properly withdraw this tender (note: tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference).

•

Second, purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 33,849,130 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million Shares.

Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares. All Shares properly tendered prior to the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should complete the Odd Lot Certification Form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of their Shares pursuant to the Offer should complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase.

Proration. We will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, the proration factor will be based on the ratio of (i) 33,849,130 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional shares. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn and because of the odd lot procedure described above, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least six business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

2.	Procedures for Tendering Shares

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary by one of the permitted methods of delivery listed on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Odd Lot Holders must tender all of their Shares (including Shares held through separate accounts) and also complete the Letter of Transmittal included with this Offer to Purchase to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1. Odd Lot Holders must also complete the Odd Lot Certification Form included with this Offer to Purchase.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and provide proper evidence satisfactory to the Depositary of their authority to act.

If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures, including any paperwork requirement and earlier deadline requirement they may have for accepting and submitting the Offer on your behalf. You must not deliver the Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal on your behalf.

If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with the required signature guarantee and any other documents required by the Letter of Transmittal, to the Depositary by one of the permitted methods of delivery listed on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Shares will be deemed delivered only when all required documentation, properly completed and duly executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not permitted in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before midnight Eastern Time on the Expiration Date. You should allow sufficient time to ensure timely delivery. You may want to consider using overnight delivery to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Signature Guarantees and Method of Delivery. A Medallion Signature Guarantee (“MSG”) from an eligible guarantor institution, along with an original signature on the Letter of Transmittal, is only required if the account is held by a broker, dealer, commercial bank, trust company, custodian or other nominee. (A notary public is not an acceptable guarantor.) In cases where both an original signature and MSG are required, the Letter of Transmittal will only be accepted by mail or overnight delivery; fax and email submittals will NOT be accepted.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to DST should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding tax. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 16.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form of documents, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or for any defect or irregularity in any tender of Shares. To the extent practicable, the Company and DST will give notice of any defects or irregularities in tenders, provided, however, neither the Company, DST nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be by attempting to contact the stockholder by telephone at the number provided by the stockholder on the Letter of Transmittal. We strongly encourage stockholders to read the Offer and submit completed tender materials as early as possible after they have properly considered the information in this Offer to Purchase, so that they will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials they provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or “equivalent securities” at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

3.	Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his or her Shares to us for purchase regardless of when the stockholder first purchased the Shares.

4.	Withdrawal Rights

Stockholders may withdraw Shares tendered at any time prior to midnight Eastern Time on the Expiration Date, which is July 1, 2021 unless extended by us. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after July 30, 2021, if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, stockholders must either (i) call 844-253-1478 (representatives are available Monday to Friday from 8:00 a.m. to 6:00 p.m. Eastern Time, excluding NYSE holidays and early market closures), or (ii) properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary by U.S. mail or by overnight delivery to the address listed on the “Important Instructions and Information” page of the Letter of Transmittal. Withdrawals Letters that do not require signature guarantees may also be emailed or faxed. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. You may want to consider using overnight delivery to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 at any time prior to midnight Eastern Time on the Expiration Date.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. Neither the Company, its affiliates, the Depositary nor any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Any notice given will be by attempting to contact the stockholder by telephone at the number provided by the stockholder on the Letter of Transmittal.

5.	Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 33,849,130 Shares at a purchase price of $10.34 per Share, or approximately $350 million of Shares, that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to prorate, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least six business days after the Expiration Date. Payment for Shares purchased pursuant to the Offer will not occur on any date on which a dividend distribution is paid by the Company. All Shares tendered and not purchased due to proration will be returned to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to certain conditions. See Section 6.

We will purchase 33,849,130 Shares if the Offer is fully subscribed, which would represent approximately 18% of the issued and outstanding Shares as of June 1, 2021. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 3.7 million Shares.

If more than 33,849,130 Shares are duly tendered prior to midnight Eastern Time on the Expiration Date and proration is required as described in Section 1, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

Our board of directors has suspended all redemptions under the share redemption program through June 2021, meaning no redemptions have been or will be made under the share redemption program during June 2021. In connection with the suspension of Ordinary Redemptions in December 2019, we cancelled all outstanding Ordinary Redemption requests under the share redemption program. In June 2021, we cancelled all outstanding Special Redemption requests under the share redemption program. We will not accept any redemption requests under the share redemption program until the completion of the Offer. Redemptions under the share redemption program are expected to resume on the last business day of July 2021. If you would like to submit a redemption request under the share redemption program, you may do so after the Offer expires. After the completion of this Offer, we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions (redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”) would remain at the most recent estimated value per share of the Company’s common stock, and we would continue to provide reserve funding for Special Redemptions. However, in its sole discretion, our board of directors could amend, further suspend, or terminate our share redemption program upon ten business days’ notice. See Section 13 for additional information regarding the share redemption program.

6.	Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•

there shall be threatened or pending, or we have received notice of, any action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

º

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

º

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

º	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

º	materially impairs the contemplated benefits to us of the Offer;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that in our reasonable judgement, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer, including, but not limited to, the following:

º	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

º	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

º

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States (which, for the avoidance of doubt, excludes the current state of the ongoing COVID-19 pandemic);

º

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

º

legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer; or

º	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

º

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

º

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

º

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

º	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

º	could be expected to prohibit, restrict or delay consummation of the Offer;

º

could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

º	materially impairs the contemplated benefits to us of the Offer;

•

any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects that, in our reasonable judgment, could be expected to materially and adversely affect the Company, taken as a whole, otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer or materially impair the contemplated benefits to us of the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

7.	Extension of the Offer; Termination; Amendment

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by adjusting the Purchase Price for Shares purchased in the Offer or increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.

SEC rules and related releases and interpretations provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or in the information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

•

we adjust the Purchase Price for Shares purchased in the Offer or increase or decrease the value and number of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7.

8.	Purpose of the Offer; Certain Effects of the Offer; Accounting Treatment

Purpose. The Offer is designed to provide limited liquidity to holders of Shares for which there is no current public market. Historically, our board of directors offered limited liquidity to holders of Shares under our share redemption program. However, our current share redemption program limits the number of Shares we may redeem under the share redemption program during any calendar year, so our board of directors has decided to conduct the Offer to provide our stockholders with additional liquidity that is in excess of that permitted under our share redemption program.

In December 2019, our board of directors determined to suspend Ordinary Redemptions under our share redemption program and Ordinary Redemptions under the share redemption program have remained suspended as we navigate through the impact of the COVID-19 pandemic. During the suspension of Ordinary Redemptions, no Ordinary Redemption requests have been or will be accepted under the share redemption program. Further, Special Redemptions under the share redemption program have been suspended for the June 30, 2021 redemption date, meaning no Special Redemptions will be made under the share redemption program in June 2021. During the suspension of Special Redemptions, no requests have been or will be accepted under the share redemption program.

We will not accept any redemption requests under the share redemption program until the completion of the Offer. Redemptions under the share redemption program are expected to resume on the last business day of July 2021. If you would like to submit a redemption request under the share redemption program, you may do so after the Offer expires. After the completion of this Offer, we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions (redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”) would remain at the most recent estimated value per share of the Company’s common stock, and we would continue to provide reserve funding for Special Redemptions. However, in its sole discretion, our board of directors could amend, further suspend, or terminate our share redemption program upon ten business days’ notice.

For information about the share redemption program, see Section 13.

Certain Effects of the Offer. The purchase of Shares pursuant to the Offer will have the following effects:

•

Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments or special distributions to stockholders, and will increase our leverage and our interest expense as we intend to finance a significant portion of the Offer with borrowings. Assuming that we do not increase the number of Shares accepted for payment and the Offer is fully subscribed, after payment of the Purchase Price for the Shares in the Offer, we expect that our borrowings and other liabilities would be approximately 58% of both the cost (before deducting depreciation and other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively (which is consistent with our target debt financing and other liabilities of between 45% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves)).

•

Because the Purchase Price is lower than our most recent estimated value per share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our net asset value for remaining stockholders. This positive impact may result in slightly better overall total stockholder returns for remaining stockholders, while those stockholders will also bear the attendant risks associated with owning Shares.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•

Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay and any future increases in the value of the Shares.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

Accounting Treatment. The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased, and to the extent of our use of cash on hand and borrowings to fund the Purchase Price, the Offer will result in a corresponding reduction in available cash on hand and corresponding increase in our indebtedness in an amount equal to that drawn on our credit facilities. See “The Offer – Section 12.”

9.	Treatment of Fractional Shares

If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an Odd Lot Holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. Should you own full and fractional shares and if you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share.

10.	Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11.	Plans and Proposals

As the global impact of the COVID-19 pandemic continues to evolve, severely impacting global economic activity and causing volatility in the financial markets, including the U.S. real estate office market and the industries of our tenants, our conflicts committee and our board of directors continue to re-evaluate various alternatives available to us, including whether or not to convert to an “NAV REIT.”1 Our conflicts committee and board of directors remain focused on providing stable distributions and enhanced liquidity to stockholders. In the near term, while our conflicts committee and board of directors explore alternatives available to us, we may market certain of our assets for sale. After the completion of this Offer, we intend to resume redemptions under our share redemption program and we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions (redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence”) would remain at the most recent estimated value per share of the Company’s common stock, and we

1 We refer to an “NAV REIT” as a non-listed, perpetual-life company that (a) calculates the net asset value or “NAV” per share on a regular basis that is more frequent than annually (i.e., daily, monthly or quarterly), (b) offers and sells new shares of common stock continuously through a number of distribution channels in ongoing public offerings, and (c) seeks to provide increased liquidity to current and future stockholders through an expanded share redemption program and/or periodic self-tender offers. We provide additional information about the terms of a possible NAV REIT conversion in our Definitive Proxy Statement filed with the SEC on April 9, 2021, which is incorporated herein by reference. We can give no assurance that we will pursue a conversion to an NAV REIT or that if we do pursue conversion to an NAV REIT that we would commence or complete the proposed offering. Even if we convert to an NAV REIT, there is no assurance that we will successfully implement our strategy.

would continue to provide reserve funding for Special Redemptions. For information about the share redemption program, see Section 13.

Based on our assessment of alternatives available to us, market conditions and our further assessment of our capital raising prospects, our conflicts committee and board of directors may conclude that it would be in the best interest of our stockholders to (i) convert to an “NAV REIT,” (ii) continue to operate as a going concern under our current business plan, or (iii) adopt a plan of liquidation that would involve the sale of our remaining assets (in which event such plan would be presented to stockholders for approval). There is no assurance that any alternative being considered by our board of directors will provide a return to stockholders that equals or exceeds the Company’s estimated value per share as of May 13, 2021, and although we remain focused on providing enhanced liquidity to stockholders while maximizing returns to stockholders, we can provide no assurances in this regard. We also can provide no assurances as to whether or when any alternative being considered by our board of directors will be consummated.

No Other Plans or Proposals

Except as described herein or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•	any material change in our present dividend rate or policy, or in the indebtedness or capitalization of the Company;

•	any change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•	any class of our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.	Source and Amount of Funds

Assuming that we purchase 33,849,130 Shares at $10.34 per Share, the value of Shares purchased in the Offer will be approximately $350 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $38.4 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $350.5 million.

Depending upon how many Shares are tendered and the aggregate Purchase Price of the Shares purchased, we intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash on hand of up to approximately $100.5 million and by drawing on two of our existing credit facilities in an aggregate amount of up to $250 million. The terms of these two credit facilities, the Modified Portfolio Revolving Loan Facility and the Modified Portfolio Loan Facility, are described below. If we choose to exercise our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares as described above, we intend to fund this amount by additional drawings on these two existing credit facilities. As of June 1, 2021, we had $322 million of revolving debt available under our credit facilities, pursuant to the terms and conditions set forth in the loan agreements. Assuming that we do not increase the number of Shares accepted for payment and the Offer is fully subscribed, after payment of the Purchase Price for the Shares in the Offer, we expect that our borrowings and other liabilities would be approximately 58% of both the cost (before deducting depreciation and other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively (which is consistent with our target debt financing and other liabilities of between 45% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves)). The Offer is not subject to a financing contingency and we do not have any alternative financing arrangements or alternative financing plans.

Modified Portfolio Revolving Loan Facility

On October 17, 2018, the Company, through indirect wholly owned subsidiaries, entered into a loan facility with U.S. Bank, N.A., as administrative agent (the “Agent”), for a committed amount of up to $215.0 million. On January 23, 2020, the Company, through indirect wholly owned subsidiaries, entered into a first modification and additional advance agreement for this facility (the “Modified Portfolio Revolving Loan Facility”) with the Agent and the lenders. The lenders under the Modified Portfolio Revolving Loan Facility are U.S. Bank, N.A., Regions Bank, Citizens Bank, City National Bank and Associated Bank, N.A. (the “Revolving Facility Lenders”). The Modified Portfolio Revolving Loan Facility is for a committed amount up to $325.0 million, subject to certain conditions contained in the loan agreement, and is composed of $162.5 million of term debt and $162.5 million of revolving debt.

As of June 1, 2021, the outstanding balance under the Modified Portfolio Revolving Loan Facility consisted of $162.5 million of term debt, and an additional $135.7 million of revolving debt was available, pursuant to the terms and conditions set forth in the loan documents. The Modified Portfolio Revolving Loan Facility may be used for working capital, capital expenditures, real property acquisitions and other corporate purposes.

The initial maturity date of the Modified Portfolio Revolving Loan Facility is March 1, 2023, with two 12-month extension options, subject to certain terms, conditions and fees as described in the loan documents. The Modified Portfolio Revolving Loan Facility bears interest at a floating rate of 150 basis points over one-month LIBOR, with an effective interest rate of 1.59% as of June 1, 2021. The effective interest rate is calculated as the actual interest rate in effect as of June 1, 2021, consisting of the contractual interest rate and using interest rate indices as of June 1, 2021, where applicable. Monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity. The Company will have the right to prepay all or a portion of the Modified Portfolio Revolving Loan Facility, subject to certain expenses potentially incurred by the Revolving Facility Lenders as a result of the prepayment and subject to certain conditions contained in the loan documents. During the term of the Modified Portfolio Revolving Loan Facility, the Company has an option to increase the committed amount of the Modified Portfolio Revolving Loan Facility up to four times with each increase of the committed amount to be at least $15.0 million but no greater than, in the aggregate, an additional $325.0 million so that the committed amount will not exceed $650.0 million, of which 50% would be term debt and 50% would be revolving debt, with the addition of one or more properties to secure the loan, subject to certain terms and conditions contained in the loan documents. In addition, the Modified Portfolio Revolving Loan Facility contains customary representations and warranties, financial and other covenants, events of default and remedies typical for this type of facility. The Modified Portfolio Revolving Loan Facility is secured by five of the Company’s properties: 515 Congress, Domain Gateway, the McEwen Building, Gateway Tech Center and 201 17th Street.

KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a guaranty of (i) up to 25% of the committed amount under the Modified Portfolio Revolving Loan Facility, as such amount may be adjusted from time to time pursuant to the terms of the loan documents, (ii) payment of, and agrees to protect, defend, indemnify and hold harmless each Revolving Facility Lender for, from and against, any liability, obligation, deficiency, loss, damage, costs and expenses (including reasonable attorney’s fees), and any litigation which may at any time be imposed upon, incurred or suffered by any Revolving Facility Lender because of (a) certain intentional acts committed by any borrower, (b) fraud or intentional misrepresentations by any borrower or REIT Properties III in connection with the loan documents as described in the guaranty agreement, and (c) certain bankruptcy or liquidation proceedings under state or federal law, and (iii) payment for liability that is incurred and related to certain environmental matters.

The Company does not have any current plans or arrangements to refinance or repay the Modified Portfolio Revolving Loan Facility prior to its maturity.

Modified Portfolio Loan Facility

On November 3, 2017, the Company, through indirectly wholly owned subsidiaries, entered into a loan facility with Bank of America, N.A., as administrative agent; Merrill Lynch Pierce Fenner & Smith Incorporated, Wells Fargo Securities, LLC and U.S. Bank, N.A., as joint lead arrangers and joint book runners; Wells Fargo Bank, NA, as syndication agent, and each of the financial institutions a signatory thereto (the “Loan Facility Lenders”).

On November 3, 2020, the Company, through indirect wholly owned subsidiaries, entered into a loan extension and modification agreement (the “Modified Portfolio Loan Facility”) with Bank of America, N.A., as administrative agent for the Loan Facility Lenders. The face amount of the Modified Portfolio Loan Facility is $630.6 million, of which $472.9 million is term debt and $157.7 million is revolving debt. As of June 1, 2021, the outstanding balance under the Modified Portfolio Loan Facility consisted of $472.9 million of term debt, and an additional $157.7 million was available, pursuant to the terms and conditions contained in the loan documents. The Modified Portfolio Loan Facility may be used for the repayment of debt, for tenant improvements, leasing commissions and capital improvements, for working capital or liquidity management of the Company and for other purposes described in the loan agreement.

The maturity date of the Modified Portfolio Loan Facility is November 3, 2021, and the Modified Portfolio Loan Facility has a 12-month extension option, subject to certain terms and conditions as described in the loan documents. The Modified Portfolio Loan Facility bears interest at a floating rate of 180 basis points over one-month LIBOR during the term of the loan, with an effective interest rate of 1.89% as of June 1, 2021. The effective interest rate is calculated as the actual interest rate in effect as of June 1, 2021, consisting of the contractual interest rate and using interest rate indices as of June 1, 2021, where applicable. Monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment. The Company will have the right to prepay all of the Modified Portfolio Loan Facility, subject to certain expenses potentially incurred by the Loan Facility Lenders as a result of the prepayment and subject to certain conditions contained in the loan documents. In addition, the Modified Portfolio Loan Facility contains customary representations and warranties, financial and other affirmative and negative covenants (including maintenance of an ongoing debt service coverage ratio), events of default and remedies typical for this type of facility. The Modified Portfolio Loan Facility is secured by six of the Company’s properties: RBC Plaza, Preston Commons, Sterling Plaza, Towers at Emeryville, Ten Almaden and Town Center.

Under the guaranty agreement related to the Modified Portfolio Loan Facility (the “Guaranty”), REIT Properties III (i) provides a guaranty of, among other sums described in the Guaranty, all principal and interest outstanding under the Modified Portfolio Loan Facility in the event of certain bankruptcy or insolvency proceedings involving REIT Properties III, any borrowers or any of their affiliates and (ii) guarantees payment of, and agrees to protect, defend, indemnify and hold harmless each Loan Facility Lender for, from and against, any deficiency, loss or damage suffered by any Loan Facility Lender because of (a) certain intentional acts committed by any borrower or (b) certain bankruptcy or insolvency proceedings involving REIT Properties III, any borrower or any of their affiliates, as such acts are described in the Guaranty.

The Company does not have any current plans or arrangements to refinance or repay the Modified Portfolio Loan Facility prior to its maturity.

13.	Certain Information About the Company

Our Business

The Company is a Maryland corporation formed on December 22, 2009 that invests in a diverse portfolio of real estate investments, consisting primarily of core real estate properties throughout the U.S. The principal office of the Company and its external advisor, KBS Capital Advisors LLC (“KBS Capital Advisors”), is located at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660, and the telephone number of the Company and its advisor is (949) 417-6500.

The Company elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2011 and intends to continue to operate in such a manner. We utilize an Umbrella Partnership Real Estate Investment Trust organizational structure to hold all or substantially all of our assets through our operating partnership, KBS Limited Partnership III (our “Operating Partnership”). Subject to certain restrictions and limitations, our business is managed by KBS Capital Advisors, our external advisor, pursuant to an advisory agreement. We are not a mutual fund and have not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended.

As of June 3, 2021, the Company owned 17 office properties and one mixed-use office/retail property. In addition, as of June 3, 2021, the Company owned an investment in the equity securities of the SREIT.

As of June 1, 2021, we had 185,890,203 Shares outstanding held by approximately 36,700 stockholders. Substantially all of these Shares were sold in our initial primary public offering or through our dividend reinvestment plan. We continue to sell Shares pursuant to our dividend reinvestment plan.

There is no public market for our Shares and we have no obligation or plans to apply for listing on any public securities market or national securities exchange. Therefore, the redemption or repurchase of shares by us is generally the only way for stockholders to dispose of their shares. See “—Share Redemption Program and Share Repurchases” below and Section 11.

Section 5.11 of our charter requires that we seek stockholder approval of our liquidation if our shares of common stock are not listed on a national securities exchange by September 30, 2020, unless a majority of the conflicts committee of our board of directors, composed solely of all of our independent directors, determines that liquidation is not then in the best interest of our stockholders. Pursuant to our charter requirement, our conflicts committee assessed our portfolio of investments, and with consideration of the then current market conditions, including the uncertainty as a result of the COVID-19 pandemic and lack of liquidity in the marketplace, as well as our potential conversion to a perpetual-life NAV REIT, on August 11, 2020, our conflicts committee unanimously determined to postpone approval of our liquidation. Section 5.11 of our charter requires that our conflicts committee revisit the issue of liquidation at least annually. At our annual meeting of stockholders held on May 7, 2020, our stockholders approved the removal of Section 5.11 of our charter. As set forth in the proxy statement for our annual meeting of stockholders, implementation of this amendment to our charter remains subject to further approval of our conflicts committee. See Section 11 for a discussion of our plans and proposals.

Share Redemption Program and Share Repurchases

In December 2019, our board of directors determined to suspend Ordinary Redemptions under our share redemption program and Ordinary Redemptions under the share redemption program have remained suspended as we navigate through the impact of the COVID-19 pandemic. During the suspension of Ordinary Redemptions, no Ordinary Redemption requests have been or will be accepted under the share redemption program. Further, Special Redemptions under the share redemption program have been suspended for the June 30, 2021 redemption date, meaning no Special Redemptions will be made under the share redemption program in June 2021. During the suspension of Special Redemptions, no requests have been or will be accepted under the share redemption program. We will not accept any redemption requests under the share redemption program until the completion of the Offer. Redemptions under the share redemption program are expected to resume on the last business day of July 2021.

The following is a description of our share redemption program prior to its suspension and before the implementation of the amendments discussed under “—Amended Share Redemption Program” below.

There are several limitations on our ability to redeem shares under our share redemption program:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” (each as defined in the share redemption program, and together with redemptions sought in connection with a stockholder’s death, “Special Redemptions”; all redemptions that do not meet the requirements for a Special Redemption are “Ordinary Redemptions”), we may not redeem shares unless the stockholder has held the shares for one year.

•

During any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year, provided that once we have received requests for redemptions, whether in connection with Special Redemptions or otherwise, that if honored, and when combined with all prior redemptions made during the calendar year, would result in the amount of remaining funds available for the redemption of additional shares in such calendar year being $10.0 million or less, the last $10.0 million of available funds shall be reserved exclusively for Special Redemptions. Notwithstanding anything contained in our share redemption program to the contrary, we may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to our stockholders.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland General Corporation Law, as amended from time to time, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to our share redemption program, redemptions made in connection with Special Redemptions are made at a price per share equal to the most recent estimated value per share of our common stock as of the applicable redemption date and Ordinary Redemptions are made at a price per share equal to 95% of our most recent estimated value per share as of the applicable redemption date.

During the year ended December 31, 2020 and the five months ended May 31, 2021, we funded redemptions under our share redemption program with the net proceeds from our dividend reinvestment plan and we redeemed shares pursuant to our share redemption program as follows:

Month	Total Number of Shares Redeemed (1)	Average Price Paid Per Share (1)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2020	96,852	$11.65	(2)
February 2020	58,947	$11.65	(2)
March 2020	103,822	$11.65	(2)
April 2020	104,110	$11.65	(2)
May 2020	82,055	$11.65	(2)
June 2020	92,217	$11.65	(2)
July 2020	80,930	$11.65	(2)
August 2020	78,771	$11.65	(2)
September 2020	41,454	$11.65	(2)
October 2020	33,956	$11.65	(2)
November 2020	56,227	$11.65	(2)
December 2020	110,921	$10.74	(2)
January 2021	101,887	$10.74	(2)
February 2021	107,443	$10.74	(2)
March 2021	80,409	$10.74	(2)
April 2021	179,398	$10.74	(2)
May 2021	96,964	$10.77	(2)

Total	1,506,363

(1) The only redemptions we made under our share redemption program during the year ended December 31, 2020 and the five months ended May 31, 2021 were those that qualified as, and met the requirements for, Special Redemptions under our share redemption program, and we fulfilled all redemption requests that qualified as Special Redemptions under our share redemption program. Pursuant to our share redemption program, redemptions made in connection with Special Redemptions are made at a price per share equal to the most recent estimated value per share of our common stock as of the applicable redemption date.

(2) We limit the dollar value of shares that may be redeemed under the program as described above. Based on the amount of net proceeds raised from the sale of shares under our dividend reinvestment plan during 2019, we had an aggregate of $51.7 million available for redemptions in 2020, including the reserve for Special Redemptions. Based on the amount of net proceeds raised from the sale of shares under our dividend reinvestment plan during 2020, we had an aggregate of $46.7 million available for redemptions in 2021, including the reserve for Special Redemptions.

In addition to the redemptions under the share redemption program described above, during the year ended December 31, 2020, we repurchased an additional 2,089 shares of our common stock at a weighted-average price of $11.65 per share for an aggregate price of $24,000.

Amended Share Redemption Program

If you would like to submit a redemption request under the share redemption program, you may do so after the Offer expires. Redemptions under the share redemption program are expected to resume on the last business day of July 2021. After the completion of this Offer, we intend to remove the current funding limitation of our share redemption program such that, during any calendar year, we may redeem up to 5% of the weighted-average number of shares outstanding during the prior calendar year, consistent with SEC guidance and interpretations. We also intend to amend our share redemption program such that Ordinary Redemptions are redeemed at 96% of the most recent estimated value per share of the Company’s common stock. The redemption price for Special Redemptions would remain at the most recent estimated value per share of the Company’s common stock, and we would continue to provide reserve funding for Special Redemptions. However, in its sole discretion, our board of directors could amend, further suspend, or terminate our share redemption program upon ten business days’ notice.

Estimated Value Per Share

The Purchase Price is 96% of $10.77, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on May 13, 2021, and was based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of March 31, 2021, with the exception of adjustments to the Company’s net asset value to give effect to the change in the estimated value of the Company’s investment in units of the SREIT (SGX-ST Ticker: OXMU) as of April 29, 2021.

For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2021, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsreitiii.com. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets, the real estate and finance markets and due to other factors. As such, the estimated value per share does not take into account developments in the Company’s portfolio since May 13, 2021. In particular, the outbreak of COVID-19, together with the resulting measures imposed to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, restrictions on businesses and school closures, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of the Company’s tenants, directly or indirectly. While the Company has considered the impact from COVID-19 on its May 13, 2021 estimated value per share, the extent to which the Company’s business, financial condition, results of operations and cash flows may be affected by COVID-19 depends on future developments with respect to the continued spread and treatment of the virus, the various measures imposed to help control the spread of the virus and the corresponding economic slowdown, and any long-term impact of this situation, even after an economic rebound, remains unclear.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Distribution Information

Distributions declared, distributions paid and cash flow from operating activities were as follows during 2020 and the three months ended March 31, 2021 (in thousands, except per share amounts):

	Distributions Declared	Distributions Declared Per Share(1)	Distributions Paid (1) (2)			Cash Flow from Operating Activities
Period			Cash	Reinvested	Total
First Quarter 2020	$27,149	$0.149	$15,573	$11,904	$27,477	$17,410

Second Quarter 2020	27,268	0.149	15,512	11,718	27,230	25,311

Third Quarter 2020	27,388	0.150	15,693	11,655	27,348	30,700

Fourth Quarter 2020	27,517	0.150	16,027	11,445	27,472	28,309

First Quarter 2021	27,640	0.149	16,274	11,326	27,600	16,295

	$136,962	$0.747	$79,079	$58,048	$137,127	$118,025

(1) Assumes share was issued and outstanding on each monthly record date for distributions during the period presented. For each monthly record date for distributions during the period from January 1, 2020 through March 31, 2021, distributions were calculated at a rate of $0.04983333 per share.

(2) Distributions are paid on a monthly basis. Distributions for the monthly record date of a given month are paid on or about the first business day of the following month.

In addition, on March 11, 2021, our board of directors authorized an April 2021 distribution in the amount of $0.04983333 per share of common stock to stockholders of record as of the close of business on April 20, 2021, which we paid on May 3, 2021, and on May 13, 2021, our board of directors authorized a May 2021 distribution in the amount of $0.04983333 per share of common stock to stockholders of record as of the close of business on May 20, 2021, which we paid on June 1, 2021.

Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.

Beneficial Ownership of Shares by Directors and Officers

The following table shows, as of June 1, 2021, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of all Outstanding Shares
Jeffrey A. Dritley, Independent Director	—	—
Stuart A. Gabriel, Ph.D., Independent Director	—	—
Charles J. Schreiber, Jr., Chairman of the Board, Chief Executive Officer, President and Director	20,857 (3)	*
Ron D. Sturzenegger, Independent Director	—	—
Jeffrey K. Waldvogel, Chief Financial Officer, Treasurer and Secretary	—	—
Stacie K. Yamane, Chief Accounting Officer and Assistant Secretary	—	—
All executive officers and directors as a group	20,857 (3)	*

* Less than 1% of the outstanding common stock.

(1) The business address of each named beneficial owner, director and executive officer is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 and their business telephone number is (949) 417-6500.

(2) None of the shares is pledged as security.

(3) These 20,857 shares are owned by KBS Capital Advisors, which is indirectly controlled by Charles J. Schreiber, Jr. KBS Capital Advisors does not intend to tender any of its Shares in the Offer.

Other than a transfer to an affiliate, our charter provides that KBS Capital Advisors may not sell any of the 20,000 shares it acquired prior to the commencement of our initial public offering during the period it serves as our advisor. No shares of our common stock may be transferred or issued to our advisor, our directors or any affiliate unless such persons agree that they will not vote their shares of common stock regarding (i) the removal of the advisor, a director or any affiliate, or (ii) any transaction between the advisor, a director or any affiliate and us.

Except as set forth above, the Company does not, and to its knowledge, none of its directors, executive officers, affiliates or subsidiaries beneficially own or have a right to acquire any Shares or any other equity securities of the Company.

Recent Securities Transactions

During the sixty days prior to June 4, 2021, pursuant to the Company’s share redemption program, the Company redeemed approximately 179,398 Shares at $10.74 per Share on April 30, 2021, for an aggregate price of approximately $1.9 million, and the Company redeemed approximately 96,964 Shares at $10.77 per Share on May 28, 2021, for an aggregate price of approximately $1.0 million.

During the sixty days prior to June 4, 2021, pursuant to the Company’s dividend reinvestment plan, the Company sold 366,190 Shares at $10.21 per Share on May 3, 2021, for an aggregate price of approximately $3.7 million, and the Company sold 364,463 Shares at $10.23 per Share on June 1, 2021, for an aggregate price of approximately $3.7 million.

Except as set forth above with respect to the Company’s share redemption program and dividend reinvestment plan, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving the Shares or any other equity securities of the Company during the sixty days prior to June 4, 2021.

Other Interests

Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. The following documents filed with the SEC are incorporated by reference in this Offer to Purchase, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 12, 2021;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2021 filed with the SEC on May 14, 2021;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2021;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 20, 2021, January 28, 2021, March 16, 2021, May 14, 2021 and June 3, 2021.

The information relating to us contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer.

14.	Additional Information

We have filed an issuer Tender Offer Statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting DST Systems, Inc., the Information Agent for the Offer, by telephone toll free at 844-253-1478. Representatives are available Monday to Friday from 8:00 a.m. to 6:00 p.m. Eastern Time, excluding NYSE holidays and early market closures. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Instructions may also be obtained free of charge from the Company’s website for the Offer, www.selftender.kbs.com.

15.	Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6.

16.	Material U.S. Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences. You should consult your tax advisor for a complete description of the federal, state, local and non-U.S. tax consequences to you of tendering Shares pursuant to the Offer.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary of the material U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, a tax-exempt organization, (vii) a person that is not a U.S. stockholder, as defined below, (viii) subject to the alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Shares through a partnership or other pass-through entity, or (xi) a U.S. person whose “functional currency” is not the U.S. dollar.

This summary is for general information purposes only and is not tax advice.

The balance of this summary applies only to U.S. stockholders that are not tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•

a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for federal tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.

STOCKHOLDERS WHO ARE NOT U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER.

Generally. A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the U.S. stockholder’s adjusted tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will not be treated as having sold Shares but will be treated as having received a distribution from us in an amount up to the amount of the cash received pursuant to the Offer. If a U.S. stockholder is treated as receiving a distribution from us, the U.S. stockholder will generally take the distribution into account as ordinary income dividend to the extent of our current or accumulated earnings and profits, unless we designate the dividend as a capital gain dividend.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.

Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. For purposes of these tests, Shares shall be deemed to include all common stock of the Company. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only stock that the U.S. stockholder actually owns, but also any stock that the U.S. stockholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. stockholder generally is treated as owning (i) Shares owned by the U.S. stockholder’s spouse, children, grandchildren and parents; (ii) Shares owned by certain trusts of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interests in such trusts; (iii) Shares owned by any estate of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interest in such an estate; (iv) Shares owned by any partnership or S corporation in which the U.S. stockholder is a partner or stockholder, in proportion to the U.S. stockholder’s interest; (v) Shares owned by any non-S corporation of which the stockholder owns at least 50% in value of the stock; and (vi) Shares that the U.S. stockholder has an option or similar right to acquire. A U.S. stockholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation stockholders, by estate beneficiaries, by certain trust beneficiaries, and by

50% stockholders of a non-S corporation. Shares constructively owned by a person generally are treated as being owned by that person for the purpose of attributing ownership to another person.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and does waive (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (ii) 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions. For purposes of determining whether a redemption is “substantially disproportionate”, constructive ownership of Shares owned by family members cannot be waived. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is “not essentially equivalent to a dividend.”

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in his or her proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The IRS has indicated in Revenue Ruling 76-385 that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. Although our Shares are widely held, our Shares are not publicly traded. U.S. stockholders are urged to consult their tax advisers about the applicability of that ruling to the Offer.

U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all of his or her Shares) can be given no assurance, even if the U.S. stockholder tenders all of his or her Shares, that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.

If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 37%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided individuals may be able to deduct 20% income received as ordinary REIT dividends thus reducing the maximum effective federal income tax rate on such dividend.

Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations. U.S. stockholders that do not participate in the Offer are urged to consult their tax advisers about the possibility of receiving a constructive taxable dividend as result of the Offer.

Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by you in order to determine whether backup withholding is required. If we have not received this information from you, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, a U.S. stockholder will be subject to backup withholding on these payments. If you have not previously provided this information or wish to change previously provided information, you must submit to the Depositary a completed Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including, among others, all corporations and certain non-U.S. foreign individuals who provide an IRS Form W-8BEN) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund.

Federal income tax information reporting rules require “cost basis” for Shares involved in certain transactions to be reported to stockholders and the IRS. More specifically, upon the transfer or redemption of any Shares subject to those reporting requirements, a broker must report both the cost basis of the Shares and the gain or loss recognized on the transfer or redemption of those Shares to the stockholder and to the IRS on Form 1099-B.

In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be transferred on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules.

17.	Recommendation

While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsreitiii.com, consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

18.	Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained DST to act as the Depositary, the Paying Agent and the Information Agent in connection with the Offer. In its role as Depositary, DST will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders, that contact it. As Paying Agent, DST will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders for all Shares purchased by us in the Offer. As the Information Agent, DST may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

DST will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to DST as described above) for soliciting tenders of Shares pursuant to the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of DST for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the tender directly to the Depositary and purchase of their Shares. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer, commercial bank, trust company, custodian or other nominee who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal on your behalf. If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures, including any paperwork requirement and earlier deadline requirement they may have for accepting and submitting the Offer on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and provide proper evidence satisfactory to the Depositary of their authority to act.